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                                                                     EXHIBIT 4.2

                             RIGHTS AGENT AGREEMENT

          This Agreement, effective as of the 30th day of November, 2000, is made and entered into by and between Computershare Investor Services, LLC ("CIS") and Harley-Davidson, Inc., a Wisconsin corporation (the "Company").

                                   WITNESSETH

          WHEREAS, the Company and Firstar Bank, N.A. ("Firstar") are parties to that certain Rights Agreement, dated as of February 17, 2000, a copy of which is attached hereto as Exhibit A (the "Rights Agreement"), pursuant to which Firstar undertook the duties and obligations of the Rights Agent (as defined in the Rights Agreement) under the terms and conditions of the Rights Agreement;

          WHEREAS, pursuant to Section 21 of the Rights Agreement, the Company is removing and discharging Firstar from its duties as Rights Agent under the Rights Agreement;

          WHEREAS, the Company desires to appoint CIS as a successor Rights Agent under the Rights Agreement, and CIS desires to undertake and perform the duties and obligations of the Rights Agent under the terms and conditions of the Rights Agreement.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

     1. APPOINTMENT. The Company hereby appoints CIS as a successor Rights Agent under the terms and conditions of the Rights Agreement.

     2. ASSUMPTION. CIS hereby accepts the appointment as agent for the Company and the holders of Rights under the Rights Agreement, and CIS hereby assumes and agrees to perform all of the duties and obligations of the Rights Agent under the terms and conditions of the Rights Agreement.

     3. NOTICE. CIS hereby acknowledges that this Agreement constitutes notice to CIS, as a transfer agent of the Company, pursuant to Section 21 of the Rights Agreement that the Company has appointed CIS as the successor Rights Agent to Firstar under the Rights Agreement.

     4. NO AMENDMENT. The terms and conditions of the Rights Agreement shall be unaffected by this Agreement and shall remain in full force and effect. The Company and CIS each acknowledge that pursuant to Section 28 of the Rights Agreement the respective covenants and provisions of the Rights Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns thereunder.



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     5.   GOVERNING LAW. This Agreement shall be deemed to be a contract made under the laws of the State of Wisconsin and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely with such State.

     6. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date recited above.


                                         HARLEY-DAVIDSON, INC.


                                         By:
                                            ------------------------------------
                                            Name:
                                            Title:


                                         COMPUTERSHARE INVESTOR SERVICES, LLC


                                         By:
                                            ------------------------------------
                                            Name:
                                            Title:


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